Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File Nos. 333-197737, 333-180976, 333-108467, 333-90976, and 333-83190 on Form S-8 and Nos. 333-197213, 333-196037, 333-193205, 333-187741, and 333-187652 on Form S-3, of our report dated February 29, 2016, relating to the consolidated financial statements and financial statement schedule of Health Net, Inc. and subsidiaries appearing in the Current Report on Form 8-K of Centene Corporation dated March 24, 2016.

/s/ Deloitte & Touche LLP

Los Angeles, California
June 9, 2016